                                                                    EXHIBIT 10.8

Certain portions of this exhibit have been omitted based upon a request for confidential treatment. The omitted portions of this exhibit have been separately filed with the Securities and Exchange Commission.

                               LICENSE AGREEMENT


    THIS AGREEMENT dated as of May 1, 1995 (hereinafter the "Effective Date") between Saul N. Schreiber, a citizen of the United States of America, whose address is 5501 19th Avenue, Phoenix, Arizona, U.S.A. 85015 (hereinafter "SCHREIBER") and Biocon Oy, a Finnish corporation, whose address is P. O. BOX 3, FIN-33721 Tampere, Finland (hereinafter "BIOCON"'.).

                                  WITNESSETH:

    WHEREAS, SCHREIBER is the owner of U.S. Patents NOs. 4,873,976 and 4,635,637 and has the right to license others under such patents; and

    WHEREAS, BIOCON desires to acquire an exclusive license under the patents;

    NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, SCHREIBER and BIOCON agree as follows:

    I.         Definitions

    1.1 "Licensed Patents" means U.S. Patent No. 4,873,976 and any reissue or re-examination thereof, and U. S. Patent No. 4,635,637 and any reissue or re-examination thereof.

    1.2 "Subsidiary" means a corporation, company, or other entity more than fifty percent (50%) of whose outstanding shares or securities (representing the right, other than as affected by events of default, to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company, or other entity shall be deemed to be a Subsidiary only as long as such ownership or control exists.

    1.3 "Licensed Entity" means Bioscience, Inc., BIOCON and all Subsidiaries of BIOCON sublicensed under Article III and all Sublicensees of BIOCON under Article IV.

    1.4 "Relicensed Product" means an insertable suture intended for repairing body tissue and coming within the scope of any of the apparatus claims 1-18 and 24-31 of the Licensed Patent No. 4,873,976 or any claim of Licensed Patent No. 4,635,637.

    1.5 "Licensed Method" means a method of repairing a tear in a meniscus and coming within the scope of any of method claims 19-23 of the Licensed Patent No. 4,873,976.

    1.6 "Net Selling Price" means the price invoiced by a Licensed Entity to an unaffiliated purchaser for a Licensed Product less the following: any actual discounts, allowances and commissions; any insurance and freight charges and any taxes, customs duties and other government charges included in such invoice price; any amounts repaid or credited because of returned Licensed Products and retroactive price deductions. If the price invoiced by Licensed Entity in any transaction with respect to any Licensed Product is less than its Fair Market Value, the Net Selling Price shall be the Fair Market Value.

    1.7 "Fair Market Value" means the Net Selling Price that Licensed Entity would realize (assuming a reasonable and fair recovery of cost to Licensed Entity and a reasonable profit margin) if the relevant Licensed Product were sold to an unaffiliated buyer in an arm's length sale in the same country, in the same quantity, and contemporaneously with the relevant transaction.

    1.8 "Approval Date" shall mean the date on the first of the month immediately following the date on which the FDA issues its approval of the sale and use in the United States of America of the Licensed Product and the Licensed Method.

    1.9        "Approval Year" shall mean the year commencing with the Approval
Date.

    2.0 "Reporting Quarter" shall mean each three month period commencing with the Effective Date.

    II.        LICENSES

    2.1 Subject to Articles V and VI, SCHREIBER grants to BIOCON and to Bioscience Inc., the parent corporation of BIOCON, an irrevocable, exclusive license under the Licensed Patents to make, have made, import, have imported, use, sell and otherwise dispose of Licensed Products, to practice the Licensed Method. Whenever the term "sold'' is employed, it is intended also to embrace the words ''used'' and the phrase ''otherwise disposed of"; the words "sales" and "selling'' are to be interpreted correspondingly. SCHREIBER also grants to customers of BIOCON and to those in privity with BIOCON an immunity from suit under any of the method claims of Licensed Patent No. 4,873,976.

    2.2 SCHREIBER agrees not to assert any claim of infringement of the Licensed Patents against any customer, mediate and immediate, of a Licensed Entity with respect to any Licensed Product and/or with respect to any practice of the Licensed Method in the circumstance in which (a) the Licensed Product has been obtained directly or indirectly from a Licensed Entity and (b) the applicable royalty has been paid pursuant to this agreement.

    III.       EXTENSION OF LICENSE TO SUBSIDIARIES

    The license granted herein shall include the right of BIOCON to license its Subsidiaries. Each Subsidiary so sublicensed shall be bound by the terms and conditions of this agreement (except to the extent that the obligations of such terms and conditions are fulfilled on its behalf by BIOCON under the provisions of Article V as if it were named herein in place of BIOCON). Any sublicense granted to a Subsidiary shall automatically, and without the requirement of individual notice, terminate on the date such sublicensed Subsidiary ceases to be a

Subsidiary of BIOCON, or this agreement is terminated under any of the provisions of Article VI, whichever is earlier.

    IV.        SUBLICENSES

    4.1 BIOCON shall have the exclusive right under the Licensed Patents to grant sublicenses to others at royalty rates not less than those required to be paid in accordance with Article V of this Agreement.

    4.2 With respect to sublicenses granted by BIOCON under this Article 4.1, BIOCON shall pay over to SCHREIBER that portion of royalties received from its sublicensees necessary to yield SCHREIBER returns on Licensed Products, sold by such sublicensees equal to the amounts which SCHREIBER would have received from BIOCON on equivalent Licensed Products sold by it.

    4.3 Termination under any of the provisions of Article VI of the license granted to BIOCON in this Agreement shall terminate all sublicenses which may have been granted by BIOCON, provided that any sublicensee may elect to continue its sublicense by advising SCHREIBER in writing, within (60) sixty days of the sublicensee's receipt of written notice of such termination, of its election, and of its agreement to assume in respect to SCHREIBER all the obligations (including obligations for payment) contained in its sublicensing agreement with BIOCON. Any sublicense granted by BIOCON shall contain provisions corresponding to those of this paragraph respecting termination and the conditions of continuance of sublicenses.

    V.         ROYALTIES

    5.1 Within thirty (30) days after the date of execution of this Agreement by SCHREIBER, BIOCON shall pay to SCHREIBER the amount of [CONFIDENTIAL PORTION OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]

    5.2 BIOCON agrees to pay a sales royalties to SCHREIBER for each Licensed Product sold by a Licensed Entity in the amount of [CONFIDENTIAL PORTION OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]

    5.3 BIOCON shall calculate the amount of royalties due to Schreiber in accordance with Article 5.2 for each Licensed Product which, when made or sold by Licensed Entity or by a sublicensee of BIOCON would, but for the license granted hereunder, constitute infringement of any claim of the Licensed Patents. Licensed Products which are built and used solely for the purposes of product development, testing, and marketing of Licensed Products, including those used for verification of design, qualification of design, reliability testing, and demonstration units, and also those which are given as samples without charge to physicians, hospitals, and the like for the purpose of promoting sales of the Licensed Products are exempt from royalty.

    5.4 Licensed Entity agrees to maintain accurate records of its operations under this license and shall require the maintenance of similar records by its sublicensed Subsidiaries and sublicensees. Within forty-five
(45) days after the termination of each Reporting Quarter commencing with the Effective Date and extending throughout the continuance of this agreement, Biocon shall submit to SCHREIBER a report detailing:

    (a) the receipts for sales of Licensed Products by Licensed Entity and by any sublicensee of Licensed Entity pursuant to Article IV during such Reporting Quarter;

    b) the product identification applicable to each Licensed Product reported;

    (c)  the deductions allowed under Article 1.6; and

    (d) the computation of any royalty payable under Article 2 for such Reporting Quarter; and at the same time as submitting such report shall pay the amount due.

    5.5 All sums of money specified in Article V are to be paid in lawful money of the United States of America and shall be remitted via wire transfer to [CONFIDENTIAL PORTION OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]

    5.6        Licensed Entity shall permit the records prescribed under Article
5.4 to be inspected during regular business hours twice during each year of this agreement by auditors paid for by SCHREIBER as to whom BIOCON has no reasonable objection, but only to the extent necessary to verify the sums due and payable.

    VI.        TERM OF AGREEMENT; TERMINATION

    6.1 The term of this agreement is from the Effective Date until the expiration date of the Licensed Patent No. 4,873,976, unless terminated earlier under Articles 6.2 or 6.4.

    6.2 This agreement shall terminate only in accordance with the following provisions:

    (a)        Termination by BIOCON:

    BIOCON shall have the right to terminate this agreement only by giving three months prior written notice to SCHREIBER.

    (b) Termination By Final Adjudication:

    This agreement will terminate automatically in the event of an adjudication by a court of competent jurisdiction that all relevant claims of the Licensed Patents are invalid, which decision is not timely appealed, or if appealed, is affirmed.

    6.3        Any   termination pursuant to Article 6.2 shall not relieve
Licensed Entity of any obligation or liability accrued prior to such termination, and such termination shall not affect in any manner any rights of SCHREIBER under this agreement prior to such termination.

    6.4        SCHREIBER has the right to terminate this agreement:

    a. forthwith by written notice to BIOCON only if Licensed Entity is in breach of any of its terms or obligations, and, following written notice given by SCHREIBER identifying such breach, fails to rectify that breach; or where the breach is incapable of rectification, fails to make amends to SCHREIBER'S satisfaction within forty-five (45) days beginning with the date of the note; or

    b.    by notice to BIOCON in the event that BIOCON has:

          (1) failed to submit to the FDA within one year following the Effective Date a request for clearance of the Licensed Product; or

          (2) failed to secure approval of the Licensed Product from the U.S. Food & Drug Administration within four (4) years after the Effective Date.

    VII.  WARRANTY

    SCHREIBER represents and warrants that he has the full right and power to grant the license and release of Articles II and III and that there are no outstanding agreements, assignments or encumbrances inconsistent with the provisions of this license and release, and that there are no patents or patent applications owned by him anywhere in the world, other than United States Patent No. 4,873,976 and 4,635,637 and which are directed to insertable sutures intended for repairing body tissue.

    VIII. NOTICES AND OTHER COMMUNICATIONS

    Any notice or other communication required or permitted to be given to either party shall be sufficiently given on the date of mailing if sent to such party by registered or certified mail (sent air mail or otherwise by the fastest service available) postage prepaid, addressed to it at its address set forth below, or to such other address as it may designate by written notice given to the other party.

    In the case of BIOCON:

    Biocon Oy
    P. O. Box 3
    FIN-33721 Tampere,
    Finland

    and

    David W. Anderson
    President and C.E.O.
    Bioscience Inc.
    279B Great Valley Parkway
    Malvern, Pennsylvania 19355

    In the case of SCHREIBER:

    Saul N. Schreiber
    5501 19th Avenue,
    Phoenix, Arizona,
    U.S.A. 85015

    IX.  TRANSFERABILITY OF RIGHTS AND OBLIGATIONS

    9.1 Any license or release granted in this agreement by a party in respect to the Licensed Patents shall be binding upon any successor of the party in ownership or control of the Licensed Patents.

    9.2 The obligations of BIOCON to make reports, pay royalties, and maintain records in respect to any subsisting license under this agreement shall run in favor of any person or legal entity which is a successor or assignee of SCHREIBER in respect to SCHREIBER's benefits under the agreement.

    9.3 The licenses received by any party under this agreement shall pass to any assigns for the benefit of creditors of the Licensed Entity and to any receiver of its assets, or to any person or corporation succeeding to its entire business in Licensed Products as a result of sale, consolidation, reorganization, or otherwise, provided such assignee, receiver, person, or legal entity shall, without delay, accept in writing the provisions of this agreement and agree to become in all respects bound thereby in the place and stead of the licensed party, but may not otherwise be transferred without the written consent of the licensed party.

    X.   KNOW-HOW AND TRADE SECRETS

    No license or other right is granted by this agreement to either party, directly or by implication, estoppel, or otherwise of any trade secrets or know-how. Neither party is required to furnish or disclose to the other any technical information.

    XI.  APPLICABLE LAW

    Recognizing that there is a large body of law of the state of New York related to commercial transactions, the parties hereto agree that this agreement shall be construed, and the legal relations between the parties hereto be determined in accordance with the laws of the State of New York, United States of America.

    XII. ARBITRATION

    Provided the parties hereinafter agree in writing, and then only to the extent agreed in writing, any controversy or claim arising under or related to this Agreement shall be settled by arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Patent and Trade Secret Disputes in effect on the date such controversy or claim first arises. Such arbitration shall be conducted by a single arbitrator; however, if either party deems the issue or issues are of major importance, it may elect that the arbitration shall be conducted before a panel of three arbitrators. The arbitrator(s) shall be appointed by the Center for Public Resources. Notwithstanding the choice of law provision of Article XI, the arbitration shall be governed by the United States Arbitration Act, 9 U.S. (S)1-16. The place of the arbitration shall be Washington D.C. Insofar as the proceeding relates to issues of patent validity, or scope of patent claims, as distinct from the terms of this agreement, it shall also be governed by 35 U.S.C. (S)294, to the extent applicable. In the event the parties hereto do not agree that the controversy or claim should be settled by arbitration, then either party may seek resolution of the controversy or claim in a court of competent jurisdiction.

    XIII.  FDA APPROVAL/MARKETING

    13.1 BIOCON agrees to keep SCHREIBER reasonably informed regarding BIOCON's efforts to secure approval from the U. S. Food & Drug Administration.

    13.2 BIOCON agrees to take reasonable steps to use SCHREIBER's name in connection with the marketing and sale of the Licensed Products.

    XIV.   MISCELLANEOUS

    14.1 This agreement becomes operative and binding on the parties as of the Effective Date only when it has been executed by each party.

    14.2 No amendment or modification of this agreement shall be valid or binding upon the parties unless made in writing and signed by or on behalf of each party.

    14.3 This agreement embodies the entire understanding of the parties and supersedes all previous communications, representations, or understandings, either oral or written, between the parties relating to the subject matter hereof.

    14.4 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this agreement.

    IN WITNESS WHEREOF the parties hereto have caused this agreement to be duly executed as follows:

                                         SAUL N. SCHREIBER

Date:     May 22, 1995                   By:  /s/ Saul N. Schreiber
      -------------------------------        -----------------------------
                                            (Seal)


                                         BIOCON OY

Date:    June 6, 1995                    By: /s/ Pertti Tormala
      -------------------------------        ------------------------------
                                             (Seal)